SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              UNIVERSAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                Virginia                                54-0414210
(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

       1501 North Hamilton Street
           Richmond, Virginia                              23230
(Address of Principal Executive Offices)                (Zip Code)

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
If this form relates to the registration    If this form relates to the registration
of a class of securities pursuant to        of a class of securities pursuant to
Section 12(b) of the Exchange Act the       Section 12(g) of the Exchange Act and is
Exchange and is effective pursuant to       effective pursuant to General Instruction
General Instruction A.(c), please check     A.(d), please check the following box. [ ]
the following box. [ X ]

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Securities Act registration statement file number to which this form relates:         n/a
                                                                                      ---
                                                                                (If applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class               Name of Each Exchange on Which
          to be so Registered               Each Class is to be Registered
          -------------------               ------------------------------

    Preferred Share Purchase Rights             New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      none
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

         On December 3, 1998, the Board of Directors of Universal Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each share of common stock, without par value (the "Common Shares"), of the Company outstanding on February 13, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one two-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Preferred Shares") of the Company at a price of $110 per one two-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of December 3, 1998, between the Company and Wachovia Bank, N.A., as Rights Agent (the "Rights Agent"). The Rights Agreement succeeds the Company's current agreement with the Rights Agent, which will expire on February 13, 1999.

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any such person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of a Summary of Rights attached thereto.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a legend incorporating the terms of the Rights Agreement by reference. Notwithstanding the absence of such legend or the existence of an earlier form of legend, certificates evidencing Common Shares outstanding on or prior to the Record Date, together with a copy of the Summary of Rights attached thereto, will also evidence one Right for each Common Share evidenced thereby. Accordingly, until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of such certificates, even without such legend or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on February 13, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

         The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one two-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend equal to 200 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 200 times the payment made per Common Share. Each Preferred Share will have 200 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive an amount equal to 200 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one two-hundredths interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an

Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of Common Shares (or Preferred Shares) having a market value of two times the exercise price of the Right.

         At any time after any person or group or affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group that will have become void), in whole or in part, at an exchange ratio of one Common Share, or one two-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions that are integral multiples of one two-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

         At any time prior to the time that any person or group of affiliated or associated persons becomes an acquiring person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares.

         The Rights Agreement is hereby incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 3, 1998 and filed with the Securities and Exchange Commission on December 22, 1998. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.


Item 2.  Exhibits.

       Number                                 Description
       ------                                 -----------

         4.1               Amended and Restated Articles  of  Incorporation.*

         4.2 Bylaws (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 1- 652).

         4.3 Rights Agreement, dated February 2, 1989, between the Company and Sovran Bank, N.A., as Rights Agent (incorporated herein by reference to the Company's Form 8-A Registration Statement, dated February 9, 1989, File No. 1-652) (expiring February 13, 1999).

         4.4 Amendment to Rights Agreement, dated May 2, 1991, between the Company and Sovran Bank, N.A., as Rights Agent (incorporated herein by reference to the Company's Form 8 Amendment No. 1, dated May 7, 1991, to Form 8-A Registration Statement, dated February 9, 1989, File No. 1-652).

         4.5 Amendment to Rights Agreement, dated July 17, 1992, between the Company, NationsBank, N.A., as Rights Agent, and Wachovia Bank of North Carolina, N.A., as Successor Rights Agent (incorporated herein by reference to the Company's Form 8 Amendment No. 2, dated July 17, 1992, to Form 8-A Registration Statement, dated February 9, 1989, File No. 1-652).

         4.6 Specimen Common Stock Certificate (incorporated herein by reference to the Company's Form S-3, dated February 25, 1993, File No. 1-652).

         4.7 Agreement, dated as of December 3, 1998, between the Company and Wachovia Bank, N.A., as Rights Agent (incorporated herein by reference to the Company's Current Report on Form 8-K, dated December 3, 1998, File No. 1-652).

________________

*Filed Herewith

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         UNIVERSAL CORPORATION
                                                  (Registrant)



Date:  December 22, 1998                 By: /s/ James M. White, III
                                             --------------------------------
                                              James M. White, III
                                              Vice President, General Counsel
                                                and Secretary

                                  Exhibit Index


       Number                                  Description
       ------                                  -----------


         4.1               Amended and Restated  Articles  of  Incorporation.*

         4.2 Bylaws (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 1- 652).

         4.3 Rights Agreement, dated February 2, 1989, between the Company and Sovran Bank, N.A., as Rights Agent (incorporated herein by reference to the Company's Form 8-A Registration Statement, dated February 9, 1989, File No. 1-652) (expiring February 13, 1999).

         4.4 Amendment to Rights Agreement, dated May 2, 1991, between the Company and Sovran Bank, N.A., as Rights Agent (incorporated herein by reference to the Company's Form 8 Amendment No. 1, dated May 7, 1991, to Form 8-A Registration Statement, dated February 9, 1989, File No. 1-652).

         4.5 Amendment to Rights Agreement, dated July 17, 1992, between the Company, NationsBank, N.A., as Rights Agent, and Wachovia Bank of North Carolina, N.A., as Successor Rights Agent (incorporated herein by reference to the Company's Form 8 Amendment No. 2, dated July 17, 1992, to Form 8-A Registration Statement, dated February 9, 1989, File No. 1-652).

         4.6 Specimen Common Stock Certificate (incorporated herein by reference to the Company's Form S-3, dated February 25, 1993, File No. 1-652).

         4.7 Agreement, dated as of December 3, 1998, between the Company and Wachovia Bank, N.A., as Rights Agent (incorporated herein by reference to the Company's Current Report on Form 8-K, dated December 3, 1998, File No. 1-652).

_______________

*Filed Herewith